Exhibit 99.1

Contact:
Richard Garr, President	301.366.4960
Ina McGuinness, Investor Relations	310.954.1100
Deanne Eagle, Media	917.837.5866

For Immediate Release

Neuralstem, Inc. Listing Compliance Plan Accepted by NYSE AMEX

Rockville, Maryland – August 19, 2009 – Neuralstem, Inc.  (NYSE AMEX: CUR) today reported that its Exchange listing compliance plan submitted on July 6 has been accepted by the NYSE AMEX LLC (the Exchange).

On June 5, 2009, the Company received notice from the Exchange that it was not in compliance with the continued listing standards in Section 1003(a)(i) of the Exchange’s Company Guide.  Specifically, the Company has shareholder’s equity of less than $2,000,000 and net losses in two of its most recent fiscal years.  The Company outlined a plan for regaining compliance and in accepting Neuralstem’s plan, the Exchange has granted the Company an extension until December 6, 2010 to become compliant.

The Company will be subject to periodic review by the Exchange staff during the extension periods. If the Company fails to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the applicable extension period, the Company could be delisted from the Exchange.

In a separate action, the Exchange accepted the Company’s application to list the common stock placement it closed June 30, 2009. The acceptance of the Company’s application remedies the deficiency identified in the Warning Letter the Company received from the Exchange on August 7, notifying it of its violation of Section (301) of Exchange rules related to its unauthorized issuance of common stock on June 30.

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

9700 Great Seneca Highway Rockville, MD 20855 301-366-4960 FAX 240-453-6208

About Neuralstem, Inc.
Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.  Neuralstem’s IND is under review with the FDA for ALS.  ALS is a progressive, fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year.  Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE; June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-KSB for the year ended December 31, 2008 and the quarterly report on form 10-Q for the period ended June 30, 2009.

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